UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2014

NEUROMAMA, LTD.

(Exact name of registrant as specified in charter)

Nevada	333-180750	98-0706304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

182/1 Krasniy Prospekt, Suite # 704, Novosibirsk, Russia	630049
(Address of principal executive offices)	(Zip Code)

+73833542023

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On February 6, 2014, Neuromama, Ltd. (the “Company”) issued 253,500 shares of Series A Preferred Stock to its President and C.E.O. Mr. Igor Weselovsky.  The issuance of the Series A Preferred Stock to Mr. Weselovsky was made in consideration for services provided to the Company and were issued in reliance upon the exemptions from theregistration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder.

Item 3.03.  Material Modification to Rights of Security Holders

On February 11, 2014, the Company filed a Certificate of Designation of Series A Preferred Stock (the "Certificate of Designation”) with the Nevada Secretary of State designating 1,000,000 of the Company's previously authorized preferred stock.  The Certificate of Designation was approved by the Company’s Board of Directors on February 6, 2014.  The Certificate of Designation states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof of the Series A Preferred Stock.  Each share of Series A Preferred Stock entitles the holder thereof to ten thousand votes per share on all matters to be voted on by the holders of the Company’s common stock.  The Series A Preferred stock is not convertible into any shares of the Company's common stock and the Holders thereof are not entitled to receive dividends of any kind.  With respect to rights on liquidation, dissolution or winding up, shares of Series A Preferred Stock shall not have any rights with respect to liquidation preference upon the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary.  The foregoing description of the terms of the Series A Preferred Stock is qualified in its entirety by the provisions of Certificate of Designation filed as Exhibit 3.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits

Exhibit Number	Description of Exhibit
3.1	Certificate of Designation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROMAMA, LTD.

Date: February 12, 2014	By:	/s/ Igor Weselovsky
Igor Weselovsky, C.E.O. & Director

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